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June 29, 2018

The Marsico Investment Fund

1200 17th Street

Suite 1600

Denver, Colorado 80202

Re:	The Marsico Investment Fund

Dear Ladies and Gentlemen:

We have acted as counsel for The Marsico Investment Fund, a Delaware statutory trust (the “Trust”), and its separate series, the Marsico Global Fund (the “Surviving Fund”), in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the acquisition by the Surviving Fund of the assets of the Marsico Flexible Capital Fund (the “Acquired Fund”), a separate series of the Trust, as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Plan of Reorganization”).

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Plan of Reorganization; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware; the Trust Instrument of the Trust dated October 1, 1997, as amended to date; and the By-Laws of the Trust dated October 1, 1997, as amended to date. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Surviving Fund’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Surviving Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Based upon the foregoing, we are of the opinion that the Surviving Fund’s shares registered under the Securities Act, when issued in accordance with the terms of the Registration Statement in connection with the transfer of the assets of the Acquired Fund pursuant to the terms of the Plan of Reorganization, will be validly issued, fully paid and non-assessable.

The Marsico Investment Fund Page 2

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP